Ex. 99-B.4.24

ING Life Insurance and Annuity Company

Home Office: 151 Farmington Avenue

Hartford, Connecticut 06156

(800) 525-4225

ING Life Insurance and Annuity Company, herein called the Company, agrees to pay the benefits stated in this Contract.

Certificate of Group Annuity Coverage

To the Certificate Holder:

The Company certifies that coverage is in force for you under the stated Group Annuity Contract and Certificate numbers. All data shown here is taken from Company records and is based upon information furnished by the Contract Holder.

This Certificate is a summary of the Group Annuity Contract provisions. It replaces any and all prior certificates, riders, or amendments issued to you under the stated Contract and Certificate numbers. This Certificate is not a part of the Contract.

THE VARIABLE FEATURES OF THE GROUP CONTRACT ARE DESCRIBED IN PART IV.
Right to Cancel

You may cancel this Certificate within 10 days of receiving it by returning it along with a written notice to the Company at the above address or to the agent from whom it was purchased. Within 7 days after receiving the notice of cancellation and this Certificate at its Home Office, the Company will return any increase or minus any decrease in the current value of any funds allocated to the Separate Account.

President	Secretary

Group Variable Annuity Contract - Allocated

Nonparticipating
Plan SPECIMEN	Contract No. SPECIMEN

Your Name SPECIMEN	Certificate No. SPECIMEN

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PAYMENT OF SUCH AMOUNTS MAY INCREASE OR DECREASE ACCORDING TO SUCH PROCEDURE.

GAGOVC-98(NY)

Summary of Certain Provisions of

the Group Annuity Contract
General

Subject to the specific terms of the Plan identified on the Certificate cover page, the Company will pay to you an Annuity commencing on your retirement date. The Plan determines the retirement date and the amount and terms of payment of the Annuity.

Misstatements and Adjustments	If the Company finds the age of any payee to be misstated, the correct facts will be used to adjust payments.

Separate Account Values

The dollar amount of Separate Account values shall be computed by multiplying the number of Fund(s) Record Units by the Fund(s) Record Unit Value. The Fund(s) Record Unit Value is computed by multiplying the Net Return Factor for the current Valuation Period by the Fund(s) Record Unit Value for the previous period.

Deductions from the Separate Account

A Daily Asset Charge expressed as an annual rate of Current Value will be deducted for the Company's expense risks, which may include profit. The Daily Asset Charge varies by the total value of assets held under the Contract and certain other related contracts. (See Contract Specifications.)

Deductions from Participant Accounts	A Participant Account Charge expressed as an annual amount may be deducted from each Participant Account. (See Contract Specifications and 4.06.)
Beneficiary	The beneficiary shall be the Contract Holder.

Examination of Group Contract	The Contract Holder will inform you as to when and where the Group Contract may be examined.

GAGOVC-98(NY)

Specifications

(continued)
Contract Holder	SPECIMEN
Group Contract No.	SPECIMEN
I.	Amount of Daily Asset Charge expressed as an annual percentage (See 4.07)

Current Value of All Participant Accounts

[Less than $400,000

$400,000 but less than $1 million

$1 million but less than $5 million

$5 million but less than $10 million

$10 million but less than $15 million

$15 million and above

Asset Charge X.XX% X.XX% X.XX% X.XX% X.XX% X.XX%]

The Daily Asset Charge reflected above applies to all Fund(s), except the following:
Fund(s)	Asset Charge
[XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX	XXX]

The Daily Asset Charge will be adjusted (up or down) no less often than annually in accordance with the Company's existing administrative practice to reflect changes in the Current Value of all Participant Accounts. See 8.12 for rules permitting the aggregation of Participant Accounts with certain other contracts issued by the Company for purposes of satisfying the Current Value breakpoints shown above. The Daily Asset Charge does not include investment advisory fees and other expenses charged by a Fund investment manager. These fees are disclosed in the applicable Fund prospectus.
II.	Participant Account Charge expressed as an annual amount (See 4.06)	$X.XX

GAGOVC-98(NY)

Table of Contents
I.	GENERAL DEFINITIONS	PAGE
1.01	Annuitant .........................................................................................................................................	4
1.02	Annuity ............................................................................................................................................	4
1.03	Code ...............................................................................................................................................	4
1.04	Competing Investment Option .........................................................................................................	4
1.05	Contract Holder ...............................................................................................................................	4
1.06	Contract Year ..................................................................................................................................	4
1.07	Current Value .................................................................................................................................	4
1.08	Fixed Annuity ..................................................................................................................................	4
1.09	Fund(s) ...........................................................................................................................................	4
1.10	General Account .............................................................................................................................	4
1.11	Good Order .....................................................................................................................................	4
1.12	Participant .......................................................................................................................................	5
1.13	Participant Account .........................................................................................................................	5
1.14	Plan .................................................................................................................................................	5
1.15	Purchase Payments ........................................................................................................................	5
1.16	Separate Account ............................................................................................................................	5
1.17	Split-Funded Plan ............................................................................................................................	5
1.18	Surrender ........................................................................................................................................	5
1.19	Valuation Period (Period) ................................................................................................................	5
1.20	Variable Annuity ..............................................................................................................................	5
II.	PLAN ADMINISTRATIVE SERVICES
2.01	General ...........................................................................................................................................	5
2.02	Additional Services ..........................................................................................................................	6
III.	PURCHASE PAYMENT AND PARTICIPANT ACCOUNTS
3.01	Net Purchase Payment(s) ..............................................................................................................	6
3.02	Participant Accounts ........................................................................................................................	6
3.03	Investment Allocation ......................................................................................................................	6
3.04	Individual Certificates ......................................................................................................................	6
3.05	Notice to the Contract Holder .........................................................................................................	6
IV.	ACCOUNT VALUES
4.01	Current Value .................................................................................................................................	7
4.02	Fund(s) Record Units - Separate Account ......................................................................................	7
4.03	Net Return Factor(s) - Separate Account ........................................................................................	7
4.04	Fund(s) Record Unit Value - Separate Account ..............................................................................	7
4.05	Experience Credits ..........................................................................................................................	7
4.06	Participant Account Charge ............................................................................................................	7
4.07	Daily Asset Charge .........................................................................................................................	8
V.	TRANSFERS AND DISTRIBUTIONS
5.01	Transfer of Current Value ...............................................................................................................	8
5.02	Systematic Allocation .....................................................................................................................	8
5.03	Required Distribution to Participant ................................................................................................	8
5.04	Sum Payable at Death (Before Annuity Payments Start) ...............................................................	9
5.05	Systematic Distribution Options ......................................................................................................	9

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VII.	WITHDRAWALS AND TERMINATION OF CONTRACT
7.01	Payment of Surrender Value ...........................................................................................................	14
7.02	Termination or Transfer to Another Contract ...................................................................................	14
7.03	Termination Provision .....................................................................................................................	14
VIII.	GENERAL PROVISIONS
8.01	Change of Contract .........................................................................................................................	14
8.02	Substitution, Elimination, and Addition of Fund(s) ...........................................................................	15
8.03	Nonparticipating Contract ................................................................................................................	15
8.04	Payments ........................................................................................................................................	15
8.05	State Laws ......................................................................................................................................	15
8.06	Control of Contract/Exclusive Benefit of Participants .....................................................................	15
8.07	Designation of Beneficiary .............................................................................................................	16
8.08	Misstatements and Adjustments .....................................................................................................	16
8.09	Incontestability ................................................................................................................................	16
8.10	Grace Period ...................................................................................................................................	16
8.11	Nonwaiver .......................................................................................................................................	16
8.12	Aggregation of Contracts ...............................................................................................................	16
8.13	Conversion of Contracts .................................................................................................................	16

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I.	GENERAL DEFINITIONS
1.01	Annuitant:

A person on whose life an Annuity has been effected under this Contract.
1.02	Annuity:

Payment of an income for a stated period.
1.03	Code:

The Internal Revenue Code of 1986, as it may be amended from time to time.
1.04	Competing Investment Option:

Any accumulation option offered under this Contract or such other contract offered by the Company or its affiliates, to the Contract Holder in connection with the Plan which:
(1)	provides a direct or indirect guarantee of investment performance; or
(2)	is, or which may be, invested primarily in assets other than common or preferred stock; or
(3)

is, or which may be, invested primarily in financial vehicles, (such as mutual funds, trusts, and insurance company contracts) which are, in turn, invested primarily in assets other than common or preferred stock.

1.05	Contract Holder:

The entity named on the Contract cover page of this Contract, to which the Contract is issued.
1.06	Contract Year:

The period of 12 months measured from the date the first Net Purchase Payment is applied to the Contract or from any anniversary of such date.
1.07	Current Value:

See 4.01.
1.08	Fixed Annuity:

An Annuity with payments which do not vary in amount.
1.09	Fund(s):

The open-end, registered, management investment companies (mutual funds) made available by the Company under this Contract.
1.10	General Account:

The account holding the assets of the Company, other than those assets held in a Separate Account.
1.11	Good Order:

An authorized Participant or Contract Holder instruction to the Company is in Good Order when given with such clarity and completeness that the Company is not required to exercise any discretion, utilizing such forms as the Company may require.

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1.12	Participant:

An individual who participates in the Plan named on the cover page of this Contract.
1.13	Participant Account:

See 3.02.
1.14	Plan:

The Plan named on the cover page of this Contract. The Plan, and Subtitle II (Rules and Regulations of the New York State Deferred Compensation Board) (9 NYCRR 9000-9006) are part of this Contract.
1.15	Purchase Payments:

Payments made to the Company for allocation to Participant Accounts under this Contract.
1.16	Separate Account:

An account set up by the Company under Title 38a, Section 38a-433, of the Connecticut General Statutes and subject to the laws of New York which buys and holds shares of the Fund(s). Income, gains or losses, realized or unrealized are credited or charged to this account without regard to other income, gains or losses of the Company. The Company owns the assets held in such an account and is not a trustee as to the amounts held. These accounts generally are not guaranteed and assets therein are held at market value. The assets of such accounts, to the extent of reserves and other contract liabilities of the account, shall not be charged with other Company liabilities.
1.17	Split-Funded Plan:

A Plan which offers Participants investment options not provided under this Contract and not otherwise provided by or through the Company or its affiliates, excluding investment options no longer accepting payments and scheduled to convert to this Contract.
1.18	Surrender:

See 7.01.
1.19	Valuation Period (Period):

The date and time at which accumulation unit values and annuity unit values are calculated. Currently, this calculation is made after the close of business of the New York Stock Exchange on any normal business day, Monday through Friday, that the New York Stock Exchange is open.
1.20	Variable Annuity:

An Annuity with payments which vary with the net investment results of a Separate Account.
II.	PLAN ADMINISTRATIVE SERVICES
2.01	General:

The person or entity designated as administrator in the Plan document is primarily responsible for Plan administration. The Company is not the Plan Administrator. The Company will provide certain services to the Plan as set forth herein and as selected by the Contract Holder. The amount of the Daily Asset Charge will be affected by the level of service provided to the Plan by the Company and/or its licensed representatives.

GAGOVC-98(NY)	5
2.02	Additional Services:

The Company or its licensed representatives will provide certain basic enrollment and administrative services to the Plan, under this Contract. The full range of such services to be provided to the Plan by the Company will be disclosed to the Contract Holder on or before the Effective Date. The Company and the Contract Holder may agree in writing to have additional services provided to the Plan by the Company or its licensed representatives. At the option of the Contract Holder, the cost of such additional services may be included as an adjustment to the Daily Asset Charge deducted from a Separate Account, or as an adjustment to the Participant Account Charge.
III.	PURCHASE PAYMENT AND PARTICIPANT ACCOUNTS
3.01	Net Purchase Payment(s):

The actual Purchase Payment(s) less premium tax and charges due at conversion, if any. As a rule, the Company will deduct the premium tax when Annuity benefits are purchased (see Part VI). If the Company determines that a premium tax is due when Purchase Payments are received or at any other time, it will deduct the tax at that time. Conversion charges may arise when any Purchase Payment is derived from the cancellation of any contract or policy issued by the Company or any of its affiliates (see 8.13). Such Purchase Payment may be subject to deductions in accordance with the Company's administrative practice.
3.02	Participant Accounts:

The Company will maintain an individual account for each Participant. If instructed by the Contract Holder, the Company will maintain up to 5 asset accounts for each such Participant Account.

Net Purchase Payments will be allocated to Participant Accounts and their asset accounts as directed by the Contract Holder on behalf of the Participants.
3.03	Investment Allocation:

For each Participant Account the Contract Holder will direct that the Net Purchase Payment(s) allocated to that Account be credited among the Fund(s) in which the Separate Account invests.

The Company must be told the percentage of the Net Purchase Payment(s) to be applied to each investment above. With the consent of the Contract Holder, the Participant may direct the investment allocation of his or her Participant Account or any asset account thereof. If the Company does not receive allocation instructions, unless otherwise agreed with the Contract Holder, it will return the Purchase Payment.
3.04	Individual Certificates:

The Company shall issue certificates to the Participants as required by the state of New York where this Contract is delivered. The certificate will summarize certain provisions of the Contract. Certificates are not a part of the Contract.
3.05	Notice to the Contract Holder:

With respect to the Current Value of Participant Accounts, the Company will notify the Contract Holder and the Participants four times each year. Each quarterly statement shall indicate:
(a)	The value of any amounts held in the Separate Account.
(b)	The number of any Fund(s) Record Units; and
(c)	The Fund(s) Record Unit Value.

Such number or values will be as of a date no more than 60 calendar days before the date of the notice.

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IV.	ACCOUNT VALUES
4.01	Current Value:

The Current Value of any Participant Account is equal to the value of all Separate Account Record Units.

Current Value does not include amounts used to purchase an Annuity.
4.02	Fund(s) Record Units - Separate Account:

The portion of the Net Purchase Payment(s) applied to a Separate Account will determine the number of Fund(s) Record Units. This number is equal to the Net Purchase Payment(s) applied to the Fund divided by the Fund(s) Record Unit Value (see 4.04) for the Valuation Period in which the Purchase Payment is received in Good Order.
4.03	Net Return Factor(s) - Separate Account:

The Net Return Factor(s) are used to compute all Separate Account Record Units for any Fund(s).

The Net Return Factor for each Fund is equal to 1.0000000 plus the Net Return Rate.

The Net Return Rate is equal to:
(a)	The value of the shares of the Fund held by a Separate Account at the end of a Valuation Period; minus
(b)	The value of the shares of such Fund held by the Separate Account at the start of the Valuation Period; plus or minus
(c)	Taxes (or reserves for taxes) on the Separate Account (if any). The results of steps (a) - (c) will then be divided by
(d)	The total value of such Fund's Record Units (see 4.02) in the Separate Account at the start of the Valuation Period. The results of steps (a) - (d) will then be reduced by
(e)	The Daily Asset Charge (see Contract Specifications and 4.07).

A Net Return Rate may be more or less than 0. The value of a share of any Fund is equal to the net assets of the Fund divided by the number of shares outstanding.
4.04	Fund(s) Record Unit Value - Separate Account:

A Fund(s) Record Unit Value is computed by multiplying the Net Return Factors for the current Valuation Period by the Fund(s) Record Unit Value for the previous Period. The dollar value of a Fund(s) Record Unit and Separate Account assets may go up or down due to investment gain or loss.
4.05	Experience Credits:

The Company may apply Experience Credits (investment, administrative, mortality or otherwise) under this Contract. Such credits may be applied as a reduction in Daily Asset Charge. Experience Credits may be applied in such other manner as the Company deems appropriate for the class of contracts to which this Contract belongs within the state of issue. Any such credit will be computed for contracts of the same class in accordance with the Company's administrative practice consistently applied.
4.06	Participant Account Charge:

An amount (see Contract Specifications) deducted periodically from each Participant Account. The amount will be adjusted (up or down) no less often than annually on the last day of each Contract Year. At the discretion of the Contract Holder, it will be deducted from the asset account designated by the Company on a pro-rata basis across all investment options offered under this Contract or otherwise provided to the Plan by or through the Company or its affiliates, or may be paid to the Company separately by the Contract Holder.

GAGOVC-98(NY)	7
4.07	Daily Asset Charge:

A Daily Asset Charge expressed as an annual rate of Current Value that will be deducted for the Company's mortality and expense risks, which may include profit. The Daily Asset Charge varies by the total value of assets held under this Contract or such other investment arrangements made available to the Plan by or through the Company or its affiliates, (see Contract Specifications and 8.12) by the level of plan administrative services provided by the Company, (see 2.01 and 2.02) and by any experience credits that may apply, (see 4.05). The Daily Asset Charge will be adjusted (up or down) no less often than annually in accordance with the Company's existing administrative practice to reflect changes in the Current Value of all Participant Accounts.
V.	TRANSFERS AND DISTRIBUTIONS
5.01	Transfer of Current Value:

Subject to the following paragraphs and before an Annuity Option is elected, all or any portion of the Current Value of any Participant Account held in a Fund may be transferred to any other allowable Fund.
(a)	GET Fund

Withdrawals or transfers from a GET Fund series, if available under the Contract, before the Maturity Date will be at the then applicable GET Fund Record Unit Value, which may be more or less than the Record Unit Value guaranteed at the GET Fund Maturity Date.

(b)	Equity Wash Restriction
(1)	Direct transfers between Competing Investment Options are not permitted; and
(2)

after a transfer involving a Competing Investment Option or any Surrender has occurred, no subsequent transfers, to or from a Competing Investment Option, may occur during the ensuing 90 days from the date of the transfer.

Where this Contract functions as a component part of a larger Plan investment program that is offered by the Company or its affiliates on a consolidated basis and that also includes shares of specifically identified registered investment companies and/or a self directed brokerage arrangement then, for purposes of this Equity Wash Restriction provision:
(1)

Each such registered investment company shall be treated as an accumulation option offered under this Contract. Surrenders from the Contract to any such registered investment company and purchase payments made to the Contract with the redemption proceeds from any such registered investment company shall be treated as transfers made within the Contract;

(2)	Notwithstanding the provisions of paragraph (1) above, surrenders from the Contract to the self directed brokerage option will continue to be treated as surrenders.
5.02	Systematic Allocation:

A Systematic Allocation involves placing a lump sum in one Fund (mutual fund) and having it reallocated to another Fund in substantially equal monthly installments. The purpose of a Systematic Allocation is to permit shares of the second Fund to be purchased using the "dollar-cost averaging" method. The amount applied to a Systematic Allocation must be no less than $100 per month over a period of at least 12 months. Systematic Allocations for a period longer than 24 months must be consented to by the Company. A Systematic Allocation is not available after an Annuity Option has been elected.

The Company reserves the right to limit the Funds that can be used to pay out or receive Systematic Allocations.

With respect to a Participant Account, the Participant (with the consent of the Contract Holder) may initiate a Systematic Allocation. Unless otherwise consented to by the Company, no Participant may have more than one Systematic Allocation in effect. A Participant may revoke a Systematic Allocation at any time.
5.03	Required Distribution to Participant:

Distribution from a Participant Account to the Participant must begin in the form of periodic payments no later than the April 1 following the calendar year in which the Participant attains age 70 1/2, or such other age as may be provided by law, or be made in a lump sum by the same date. The Contract Holder, on behalf of the Participant, must direct the Company to commence such Annuity or make such payment.

GAGOVC-98(NY)	8
5.04	Sum Payable at Death (Before Annuity Payments Start):

The Company will pay the Current Value to the beneficiary (see 8.07) if:
(a)	The Participant dies before Annuity payments start; and
(b)	The notice of death is received by the Company.

The sum paid will be the Current Value for the Valuation Period in which the notice is received in Good Order at the Company's Home Office.
5.05	Systematic Distribution Options:

Without further amendment of this Contract, the Company may, from time to time, establish and make available for election by the Contract Holder, one or more Participant Account Systematic Distribution Options (SDO). When an SDO election is in effect as to any Participant Account, automatic withdrawals will be made from the Participant Account. No Surrender Fees apply to such automatic withdrawals made under an SDO.
(a)	Any SDO established by the Company will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied.
(b)	The availability of any SDO may be limited by terms and conditions applicable to the election of such SDO.
(c)

The Company may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any Participant Accounts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

VI.	ANNUITY PROVISIONS
6.01	Choices to be Made:

The Contract Holder may tell the Company, on behalf of a retired or separated Participant, to pay any portion of a Participant's Participant Account (minus any premium tax) as a premium for an Annuity under Option 1 or 2 (see 6.08). The first Annuity payment must generally be made no later than the April 1 of the calendar year following the year in which the Participant turns age 70 1/2 or retires, whichever occurs later. In lieu of the election of an annuity or a Systematic Distribution Option under 5.05, the Contract Holder may tell the Company to make a lump sum payment (see 7.01).

When an Annuity Option is chosen, the Company must also be told if payments are to be made other than monthly and to pay:
(a)	A fixed Annuity using the General Account;
(b)	A Variable Annuity using any of the Fund(s) made available by the Company for Annuity purposes; or
(c)	A combination of (a) and (b).

If a Fixed Annuity is chosen, the Company will add interest daily at an annual rate no less than 3.0%. The Company may add interest daily at any higher rate.

If a Variable Annuity is chosen, an Assumed Annual Net Return Rate of 5% may be chosen. If not chosen, the Company will use an Assumed Annual Net Return Rate of 3.5%.
6.02	Annuity Payments to Participant:

In no event may any payments to the Participant under any Annuity Option extend beyond.
(a)	Any certain period greater than the Participant's life expectancy as determined according to regulations under Code Section 401(a)(9); or
(b)	Any certain period greater than the life expectancy of the Participant and the Participant's beneficiary under the Plan, as determined according to regulations under Code Section 401(a)(9).

GAGOVC-98(NY)	9
6.03	Annuity Payments to Participant's Beneficiary Under the Plan:

If the beneficiary (see 8.07) elects an Annuity Option on behalf of the Participant's beneficiary under the Plan, in no event may payments to the Participant's beneficiary under an Annuity Option extend beyond the maximum period allowed under Code Section 457(d).

However, if a Participant's beneficiary dies while receiving Annuity payments, the present value of any remaining payments will be paid in one lump sum to the estate of the Participant's beneficiary. The interest rate used to determine the first payment will be used to calculate the present value.
6.04	Terms of Annuity Options:
(a)	When payments start, the age of the Annuitant plus the number of years, if any, for which payments are guaranteed must not exceed 95.
(b)	Any election of an Annuity option must comply with the minimum distribution requirements of Code Section 401(a)(9), including the incidental death benefit rule, and the regulations thereunder.
(c)	No choice of any Annuity Option may be made if the first payment would be less than $20 per month or if the total payments in a year would be less than $250.
(d)

If a Fixed Annuity under Option 1 is chosen, the Company will use the applicable current settlement rate to pay the annuity benefit. The annuity benefit at the time of commencement will not be less than would be provided by the application of an amount to purchase any single consideration immediate annuity contract offered by the company, at that time, to the same class of annuitants. Such amount shall be the present value of the paid-up annuity benefit provided under this Contract.

(e)

Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first Annuity payment under a Variable Annuity. The Separate Account must earn this rate plus enough to cover the Daily Asset Charge if future Variable Annuity payments are to remain level.

(f)

At the request of the Contract Holder or the Participant if the Contract Holder has directed the Company to accept such a request from the Participant, all or any portion of the Current Value may be transferred from any Fund to any other allowable Fund. The Company reserves the right to allow no more than four Funds to be selected at any one time. Fund transfers will be processed as of the Valuation Period following receipt of a transfer request in Good Order at the Company's Home Office. During the Annuity period, the maximum number of allowable transfers in a calendar year is twelve. The Company reserves the right to increase the number of allowable transfers.

Fund transfer requests must be expressed as a percentage of each Fund's allocation to the Annuity payment. The Company may establish a minimum transfer amount.

6.05	Death of Annuitant:

Upon the death of the Annuitant(s), any remaining guaranteed payments will continue to the beneficiary unless the beneficiary elects to receive the present value of any remaining guaranteed payments in a lump sum. Such payments will be paid at least as rapidly as under the method of distribution then in effect.

The interest rate used to determine the first Annuity payment will be used to calculate the present value. The present value will be determined as of the Valuation Period in which proof of death acceptable to the Company and a request for payment is received at the Company's Home Office.
6.06	Fund(s) Annuity Units - Separate Account:

The number of Fund(s) Annuity Units is based on the amount of the first Variable Annuity payment which is equal to:
(a)	The portion of the Current Value (minus any premium tax) applied to pay a Variable Annuity; divided by
(b)	1000; multiplied by
(c)	The payment rate for the Option chosen.

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Such amount, or portion, of the Variable Payment will be divided by the appropriate Fund(s) Annuity Unit Value (see 6.07) on the tenth Valuation Period before the due date of the first payment to determine the number of each Fund(s) Annuity Units. The number of each Fund(s) Annuity Units remains fixed until a Fund transfer occurs. Each future payment is equal to the sum of the products of each Fund(s) Annuity Unit Value multiplied by the appropriate number of Units. The Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment is used.
6.07	Fund(s) Annuity Unit Value - Separate Account:

For any Valuation Period, a Fund(s) Annuity Unit Value is equal to:
(a)	The Value for the previous Period; multiplied by
(b)	The Net Return Factor (see below) for the Period; multiplied by
(c)	A factor to reflect the Assumed Annual Net Return Rate.
The daily factor for 3.5% per year is .9999058; for 5% per year it is .9998663.
The Net Return Factor for each Fund is equal to 1.0000000 plus the Net Return Rate. The Net Return Rate, which may be more or less than 0, is equal to:
(i)	The value of the shares of the Fund held by a Separate Account at the end of a Valuation Period; minus
(ii)	The value of the shares of the Fund held by a Separate Account at the start of such Valuation Period; plus or minus
(iii)	Taxes (or reserves for taxes) on the Separate Account (if any); divided by
(iv)	The total value of the Fund's Record Units (see 4.02) and Annuity Units (see 6.06) in the Separate Account at the start of the Valuation Period; minus
(v)	A daily charge for Annuity mortality and expense risks, which may include profit, at the annual rate of 1.25%.

The dollar value of a Fund(s) Annuity Unit Values and payments may go up or down due to investment gain or loss.

If Variable Annuity payments are not to decrease, the Company must earn a gross return on the assets of the Separate Account of:
4.75% on an annual basis plus an annual return of up to .25% needed to offset administrative charge set at the time Annuity payments commence if an Assumed Return Rate of 3.5% is chosen; or
6.25% on an annual basis plus an annual return of up to .25% needed to offset administrative charge set at the time Annuity payments commence if an Assumed Return Rate of 5% is chosen.
Payments shall not be changed due to changes in the mortality or expense results.
6.08	Payment Options:

Option 1 - Payments for a Stated Period of Time - An Annuity will be paid for the number of years chosen. The number of years must be at least five and not more than 30 and the Annuity may be a Fixed or Variable Annuity.

Option 2 - Lump-Sum Payment - Payment of a lump sum equal to all or any portion of the Participant Account.

Other Options - The Company may make other options available as allowed by the laws of the state in which this Contract is delivered.

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OPTION 1

Payments for a Stated Period of Time

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Fixed Annuity with Guaranteed Interest Rate of 3.0%
Years	Monthly Payment	Years	Monthly Payment
5 6 7 8 9 10 11 12 13 14 15 16 17	$17.91 15.14 13.16 11.68 10.53 9.61 8.86 8.24 7.71 7.26 6.87 6.53 6.23	18 19 20 21 22 23 24 25 26 27 28 29 30	$5.96 5.73 5.51 5.32 5.15 4.99 4.84 4.71 4.59 4.47 4.37 4.27 4.18

Amount of First Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Net Return Rate of 3.5%
Years	Monthly Payment	Years	Monthly Payment
5 6 7 8 9 10 11 12 13 14 15 16 17	$18.12 15.35 13.38 11.90 10.75 9.83 9.09 8.46 7.94 7.49 7.10 6.76 6.47	18 19 20 21 22 23 24 25 26 27 28 29 30	$6.20 5.97 5.75 5.56 5.39 5.24 5.09 4.96 4.84 4.73 4.63 4.53 4.45

GAGOVC-98(NY)	12

OPTION 1

Payments for a Stated Period of Time

Amount of Monthly Payment for Each $1,000

After Deduction of any Charge for Premium Taxes

Rates for a Variable Annuity with Assumed Net Return Rate of 5.0%
Years	Monthly Payment	Years	Monthly Payment
5 6 7 8 9 10 11 12 13 14 15 16 17	$18.74 15.99 14.02 12.56 11.42 10.51 9.77 9.16 8.64 8.20 7.82 7.49 7.20	18 19 20 21 22 23 24 25 26 27 28 29 30	$6.94 6.71 6.51 6.33 6.17 6.02 5.88 5.76 5.65 5.54 5.45 5.36 5.28

GAGOVC-98(NY)	13
VII.	WITHDRAWALS AND TERMINATION OF CONTRACT
7.01	Payment of Surrender Value:

A "Surrender" is any withdrawal from this Contract for any purpose other than to pay a Benefit.

"Benefits" are payable to Participants by the Contract Holder in accordance with the terms of the Plan for reasons of Participant retirement, separation from service with the employer, death, employer certified unforeseeable emergency, loan, or in-service withdrawals as permitted under Code Section 457. Benefits are not subject to a surrender charge. The Contract Holder must supply documentation acceptable to the Company to support requests for Benefit payments.

Participant Surrenders are not permitted under this Contract except for Split-Funded plans.

The Contract Holder may surrender this Contract for its Current Value. Full and partial Surrenders are satisfied by withdrawing amounts from each of the Fund(s) on a pro rata basis. However, the Participant may specify a particular order in which investment options will be liquidated in order to satisfy a partial Surrender request. After a transfer involving a Competing Investment Option has occurred, payment of any subsequent Surrender may be delayed for a period of 90 days from the date of the transfer involving a Competing Investment Option.
7.02	Termination or Transfer to Another Contract:

After 5 completed Contract Years the Company shall have the right, in accordance with its existing administrative practices and procedures, to:
(a)

Pay out the Current Value under the Contract to the Contract Holder in full provided the Company gives the Contract Holder 90 days written notice, and further provided that the Company takes the same action with respect to all contracts of the same class and risk characteristics.

(b)	If agreed to by the Contract Holder, transfer the Current Value to another Contract issued by the Company or one of its affiliates.
7.03	Termination Provision:

The above statements notwithstanding, after the completion of a period agreed upon by the Contract Holder and the Company not to exceed five years from the date as of which an agreement appointing the Company as a financial organization for the Plan is entered into between the Contract Holder and the Company ("period") and after the completion of each successive period, any assets of the Plan accumulated pursuant to that agreement which are currently invested under the Contract will be transferred as soon as administratively practicable to a successor funding agency designated by the Contract Holder unless, not later than 7 days before the date on which a transfer would otherwise occur, the Contract Holder, after following the procedures specified in Section 9003.2 of the Regulations, (as included in the amended Regulation effective June 1, 1988), notifies the Company in writing to renew that agreement. The Company will not be responsible for the validity of any notice provided by the Contract Holder. Such funds will be transferred in a single sum and no early withdrawal charges, surrender charges, market value adjustments or other fees will be applied in connection with such a transfer.
VIII.	GENERAL PROVISIONS
8.01	Change of Contract:

This Contract may be changed at any time by written mutual agreement of the Contract Holder and the Company. The Company may change the terms of this Contract when, in its opinion, such change is necessary to protect it from (a) the adverse financial effects of any change in Plan provisions, the administrative practices of the Plan, or investment options offered by the Plan, or (b) the action of any legislative, judiciary, or regulatory body which affects the operation of the Plan or this Contract.

Only a Vice President or above of the Company or any officer acting pursuant to a written delegation of authority from such person may change the terms of this Contract. No other employee, agent, or representative of the Company may make any change in this Contract. The Company will notify the Contract Holder in writing at least 30 days before the effective date of any change. Notice of any change to this contract will be provided to Participants by the Company unless the Contract Holder agrees to so notify them. Any change will not affect the amount or terms of any Annuity which begins before the change.
GAGOVC-02(NY)	14

Except as otherwise expressly provided in the Contract, any change that affects the following Sections of this Contract will not be applied to amounts in existing Participant Accounts, but may apply to Purchase Payments made to such Accounts after the change:
(a)	3.01, Net Purchase Payment(s);
(b)	4.01, Current Value; and
(c)	4.03, Net Return Factor(s) - Separate Account.

Any change that affects the Annuity Options and the tables for such options may be made:
(a)	No earlier than 12 months after the Effective Date; and
(b)	No earlier than 12 months after the date on which any such prior change was effective.

New Participants covered, and Purchase Payments made, under this Contract on or after the date any change is effective will be subject to the change. If the Contract Holder does not agree to any change under this provision no new Participants will be covered under this Contract. Additionally, the Company reserves the right, following written notice to an objecting Contract Holder, to stop accepting Purchase Payments for the Participants covered under this Contract before the change.
8.02	Substitution, Elimination, and Addition of Fund(s):

The Company, or the Separate Account, may change the Fund(s) in which the Separate Account invests, including, without limitation, the following:
(a)	making additional Fund(s) available through the Separate Account;
(b)	discontinuing the offering of any of the Fund(s) through the Separate Account; and
(c)	replacing the shares of any of the Fund(s) with shares of any other Fund(s).

Changes must be:
(1)	deemed necessary by the Company under the Investment Company Act of 1940; or
(2)	deemed necessary by the Company to accomplish the purposes of the Separate Account.

The Company will notify the Contract Holder in writing before the effective date of any such change.
8.03	Nonparticipating Contract:

The Contract Holder, Participants, or beneficiaries will not have a right to share in the earnings of the Company, other than as provided herein.
8.04	Payments:

The Company will make Annuity payments as and when due. The Company will make other payments within 7 days of the Valuation Period in which the written claim for payment is received in Good Order at the Company's Home Office, except as provided in Section 7.01.
8.05	State Laws:

This Contract complies with the laws of New York where it is delivered. Any cash, death, or Annuity payments are equal to or greater than the minimum required by such laws. Annuity tables for legal reserve valuation shall be as required by state law. Such tables may be different from Annuity tables used to determine Annuity payments.
8.06	Control of Contract:

Except as otherwise expressly provided, all rights in this Contract rest with the Contract Holder. The Contract Holder, or authorized designee of the Contract Holder (as allowed by law), may make any choices allowed by this Contract with respect to Participant Accounts.

Any choices under this Contract must be in writing or in a form satisfactory to the Company. Until receipt of such choices in its Home Office, the Company may rely on any prior choices made. This Contract and its Participant Accounts are not subject to claims of any creditors except to the extent permitted by law.

GAGOVC-02(NY)	15

Effective as described in the following sentence, the Contract Holder agrees that all amounts maintained under this Contract, and any amounts withdrawn or paid from this Contract, will be utilized for the exclusive benefit of Plan Participants and their beneficiaries.
8.07	Designation of Beneficiary:

The beneficiary of Participant Accounts shall be the Contract Holder.
8.08	Misstatements and Adjustments:

If the Company finds the age of any payee to be misstated, the correct facts will be used to adjust payments. The Company reserves the right to correct any informational or administrative errors.
8.09	Incontestability:

The Company cannot cancel this Contract because of any error of fact on the application, after the second Contract Year.
8.10	Grace Period:

This Contract will remain in effect even if Purchase Payments are not continued, unless canceled by the Company pursuant to section, 8.09 or 8.13(b).
8.11	Nonwaiver:

The Company may, in its sole discretion, elect not to exercise a right or reservation specified in this Contract. Such election shall not constitute a waiver of the right to exercise such right or reservation at any subsequent time.
8.12	Aggregation of Contracts:

The Daily Asset Charge described in the Specifications varies by the Current Value of Participant Accounts. In determining such Current Value, Participant Accounts of the following contracts will be aggregated:
(a)	this Contract, and
(b)

contracts of the same class as this Contract covering employees of the employer maintaining the Plan, or to the extent allowed under the Company's existing administrative practice, employees of other employers participating in the same investment program as the Plan.

For purposes of determining the Daily Asset Charge under this Contract, where such other contract comes into existence after the Effective Date, the aggregation will commence in accordance with the Company's existing administrative practice, but in no event later than the first day of the next succeeding Contract Year. Where such other contract is in existence prior to, or on the Effective Date, the aggregation will commence on the Effective Date.
8.13	Conversion of Contracts:
(a)

Where the Purchase Payments applied to this Contract are derived, in whole or in part, from the cancellation of a policy or contract (issued by the Company or any of its affiliates) pursuant to a conversion offer; the Company may vary the provisions of this Contract to comply with the terms of such conversion offer. For purposes of this Section 8.13, a "conversion offer" is a program under which the Company allows contract holders of a given class to convert their policies or contracts to contracts of the same series as this Contract. Such variations will be of a nature that will preserve, or substitute for, the rights surrendered by reason of the cancellation of the former policy or contract.

(b)

In the event there have been no Purchase Payments under this Contract for at least three years and provided that this Contract holds 5 or fewer Participant Accounts and less than $10,000 in total assets, the Company shall have the right to transfer the Current Value of each remaining Participant Account, without the imposition of any Surrender charge, to the Contract Holder on behalf of each Participant or a Company individual annuity contract having features similar to this Contract, as elected by the Contract Holder on behalf of each Participant.

GAGOVC-98(NY)	16

ING Life Insurance and Annuity Company Home Office: 151 Farmington Avenue Hartford, Connecticut 06156 (800) 525-4225 Group Variable Annuity Contract - Allocated Certificate of Group Annuity Coverage

ALL PAYMENTS AND VALUES PROVIDED BY THE GROUP CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PAYMENT OF SUCH AMOUNTS MAY INCREASE OR DECREASE ACCORDING TO SUCH PROCEDURE.

GAGOVC-98(NY)